Exhibit 4.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

Dated the 17th day of February 2021

OCI COMPANY LTD

and

RENESOLA LTD

SETTLEMENT AGREEMENT

EXECUTION VERSION

THIS AGREEMENT (this “Agreement”) is made on the 17th day of February 2021

BETWEEN:

(1)	OCI COMPANY LTD, a limited company incorporated under the laws of the Republic of Korea whose registered office address is at OCI Building, 94 Sogong-ro, Jung-gu, Seoul, 04532, Republic of Korea (“OCI”); and

(2)	RENESOLA LTD, a company incorporated under the laws of the British Virgin Islands whose registered office address is at c/o Harneys Corporate Services Limited, Craigmuir Chambers, P.P. Box 71, Road Town, Tortola, VG1110, British Virgin Islands (“Renesola BVI”),

(each a “Party” and collectively, the “Parties”).

RECITALS

(A)	OCI, Renesola BVI and Renesola Zhejiang Ltd (aka Zhejiang Yuhui Solar Energy Source Co., Ltd) (“Renesola Zhejiang”) entered into a supply agreement dated 1 September 2010 (as amended on 1 May 2021, 1 October 2012, 1 March 2013 and 29 December 2015) (the “Supply Agreement”).

(B)	On 9 April 2019, OCI commenced arbitration proceedings against Renesola BVI and Renesola Zhejiang relating to the Supply Agreement and other related matters before the International Court of Arbitration of the International Chamber of Commerce in Case No. 24399/PTA) (the “Arbitration”).

(C)	On 17 November 2020, the arbitral tribunal published its award in the Arbitration and awarded OCI US$5,359,578 plus interest and costs of the Arbitration (the “Award”) amounting to a total sum due to OCI as at the date of this agreement of US$10,021,582.15.

(D)	Renesola BVI denies that the arbitral tribunal had jurisdiction to make the Award, and OCI avers that it did have such jurisdiction.

(E)	The Parties, having engaged in amicable discussions, have resolved to settle all matters, disputes, claims, rights, demands, liabilities, obligations, debts, legal fees, costs of suit, actions, or causes of action, in law or in equity, known or unknown to the Parties arising out of and/or in connection with the Award on the terms hereof.

IT IS AGREED AS FOLLOWS

1	DEFINITIONS & INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

Account means the account held by OCI, detailed in Schedule 1.

Arbitration has the meaning given to such term in Recital (B) to this Agreement.

Award has the meaning given to such term in Recital (C) to this Agreement.

Business Day means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorised to be closed in Hong Kong or in New York City.

Claims means any actions, claims, rights, demands and set-offs, whether in this jurisdiction or any other, whether or not presently known to the Parties or to the law, and whether in law or equity, arising out of, under or in connection with the Supply Agreement, the Award, the Arbitration, or the underlying facts relating to the Arbitration.

EXECUTION VERSION

Cure Period means in the case of any Instalment, three (3) Business Days commencing on the day after the due date for payment of that Instalment.

Final Instalment means the sum referred to in clause 3.1(c).

Instalment means each payment instalment set out in clause 3.1 and includes the Final Instalment.

Payment Default means any default in payment of any Instalment but, for the avoidance of doubt, a payment made within any applicable Cure Period shall not constitute a Payment Default.

Related Parties means a Party’s parent, subsidiaries, affiliates, companies within the same corporate group, assigns, transferees, representatives, principals, agents, officers or directors. For the avoidance of doubt, in the context of Renesola BVI, the term “Related Parties” includes Renesola Zhejiang.

Settlement Sum means US$7,500,000 (Seven Million and Five Hundred Thousand United States Dollars).

Supply Agreement has the meaning given to such term in Recital (A) to this Agreement.

1.2	References herein to clauses and schedules are references to clauses and schedules of this Agreement.

2	EFFECT OF THIS AGREEMENT

2.1	The Parties hereby agree that this Agreement shall immediately be fully and effectively binding on them.

3	PAYMENT

[***]

3.2	If any Instalment has not been paid in full on or before its due date in accordance with clause 3.1, and such failure to pay is caused by an administrative or technical error, then provided such Instalment is paid within the Cure Period, Renesola BVI shall be deemed to have fully complied with the relevant sub-clause of clause 3.1 in every respect.

EXECUTION VERSION

4	DEFAULT INTEREST

4.1	If any amount on any Instalment is not paid on its due date (or within any applicable Cure Period), interest shall accrue each day from the due date up to the date of actual payment of such overdue amount at a rate of 8% per annum compounded annually. The Parties agree that the payment of such interest is not a penalty.

5	INTERIM AND OTHER MATTERS

5.1	Provided always that Renesola BVI pays each Instalment on its due date (or within any applicable Cure Period), OCI and its Related Parties shall not exercise or enforce, and shall not cause to be exercised or enforced (directly or indirectly), any rights, claims, remedies, actions or privileges, or take, commence or continue any other suit, action or proceedings against Renesola BVI and its Related Parties in any jurisdiction whatsoever in connection with the Claims.

5.2	In the event of a Payment Default, OCI may seek recovery of any outstanding amounts due to OCI through the enforcement of the Award against Renesola BVI and/or Renesola Zhejiang or alternatively under the terms of this Agreement as it may choose at its absolute discretion. For the avoidance of doubt, if OCI is required to enforce the Award, then it shall be entitled to all outstanding amounts due under the Award without any discount but subject always to the provisions of clause 13.7.

5.3	Upon the date of this Agreement:

(a)	Renesola BVI and its Related Parties shall be deemed to have irrevocably and unconditionally released and discharged OCI from any and all Claims and Renesola BVI shall indemnify OCI and its Related Parties against any such Claims;

(b)	Renesola BVI shall undertake, and shall be deemed to have undertaken, on behalf of itself and on behalf of its Related Parties not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted any Claims concerning the Supply Agreement in any jurisdiction whatsoever, and to indemnify (and keep indemnified) OCI and its Related Parties against any such Claims; and

(c)	Renesola BVI agrees, as part of its consideration for entering into this Agreement, that it will not bring any challenges to the Award nor resist the enforcement of the Award on any grounds, including those referenced in its correspondence of 5 February 2021, should OCI elect to pursue such enforcement in the circumstances referenced in clause 5.2 above.

6	FULL AND FINAL SETTLEMENT, WAIVER AND COVENANT NOT TO SUE

6.1	Upon payment of the Settlement Sum (plus any interest under this Agreement), OCI and its Related Parties:

(a)	shall, and shall be deemed to have irrevocably and unconditionally released and discharged Renesola BVI and its Related Parties from any and all Claims; and

(b)	shall undertake, and shall be deemed to have undertaken not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted any Claims against Renesola BVI and its Related Parties in any jurisdiction whatsoever, and to indemnify (and keep indemnified) Renesola BVI and its Related Parties against any such Claims.

EXECUTION VERSION

7	CONFIDENTIALITY

7.1	The existence of and the terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third Party without the written consent of the other Party other than:

(a)	to the Parties’ respective auditors, insurers and lawyers on terms which preserve confidentiality;

(b)	pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure;

(c)	as may be required under required applicable law, rules, regulations or the rules of any listing authority or stock exchange on which a Party’s shares or those of any company within its corporate group are subject (collectively, “Law”); however the Parties agree that in the event that such a disclosure is required by a Party, neither Party (nor any of their respective Related Parties) shall make or issue any announcement, press release, communication, circular or disclosure in connection with the existence or subject matter of this Agreement which identifies the other Party as the counterparty hereto, unless required under any applicable Law, in which case (to the extent permitted by applicable Law and reasonably practicable) the disclosing Party shall give the other Party a written notice of such intention at least 24 hours before any such disclosure; or

(d)	as far as necessary to implement and enforce any of the terms of this Agreement or any contribution claims in relation thereto.

7.2	Each of the Parties agrees not to, and agrees to procure that all individuals within their employ or control and/or its Related Parties do not, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticise the personal or business reputation, practices, or conduct of the Parties, and where applicable, their employees, directors and officers in respect of the matters arising out of or in connection with the Award. The Parties acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present) and clients.

8	WARRANTIES & AUTHORITY

8.1	OCI warrants and represents that: (i) neither it nor its Related Parties have directly or indirectly sold, transferred, assigned or otherwise disposed of its or their interest in the Claims; and (ii) it is not aware, having made reasonable enquiries of itself and of its Related Parties, of any Claims, or factual circumstances that might result in any Claims being raised, other than those the subject of the Award.

8.2	Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this Agreement.

9	ASSIGNMENT

9.1	This Agreement and any rights under it may not be assigned, novated or otherwise transferred by any Party without the prior written consent of the other Party.

EXECUTION VERSION

10	ENTIRE AGREEMENT

10.1	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

10.2	Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) in relation to the Agreement’s subject matter that is not set out in this Agreement.

11	CONFIRMATION & ACKNOWLEDGEMENTS

11.1	The Parties acknowledge and agree that:

(a)	each or any of them may independently enforce this Agreement against the other;

(b)	this Agreement is intended to be legally binding; and

(c)	they have freely entered into this Agreement after having the opportunity to carefully consider its contents and to obtain legal advice on all matters relating to this Agreement.

12	NO ADMISSION

12.1	This Agreement is entered into for and in connection with the settlement of the Claims and in the light of other considerations. It is not, and shall not be represented or be construed by the Parties or any of them as an admission of liability or wrongdoing by any Party or their respective Related Parties or any other person or entity.

13	GENERAL

13.1	If any provision or part of a provision of this Agreement or a clause of this Agreement is determined to be illegal or unenforceable each of the remaining provisions within that clause and the remainder of this Agreement shall be severable and enforceable in accordance with its terms.

13.2	Any amendments to this Agreement must be made in writing with express reference to this Agreement, and must be signed by the Parties or their authorised representatives.

13.3	This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart but this Agreement shall be of no effect unless and until each Party has executed at least one counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing with the same force and effect as if such “.pdf” signature page were an original thereof.

13.4	Each of the Parties shall do all things necessary including promptly deliver or cause to be delivered such instruments and other documents as are reasonably necessary or desirable and shall promptly take any other action reasonably requested by any other Party in order to allow for and give effect to the provisions of this Agreement.

13.5	No failure or delay by any Party in exercising any right, power or privilege to which it is entitled under this Agreement shall operate as a waiver nor shall any single or partial waiver of any such right, power or privilege preclude any other or further exercise.

EXECUTION VERSION

13.6	Each of the Parties shall bear its own costs in relation to the negotiation or execution of this Agreement.

13.7	In the event that OCI elects to seek recovery of any outstanding amounts through the enforcement of the Award against Renesola BVI and/or Renesola Zhejiang or alternatively under the terms of this Agreement pursuant to clause 5.2 or otherwise, any and all payments made pursuant to this Agreement are not refundable and shall be credited in diminution of any Claims of OCI in connection with the Award, first against principal and any other liquidated sums stated in the Award and thereafter against post-award interest (and shall be accounted for these purposes as at the date any such payment was made).

14	VARIATION

14.1	Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

15	GOVERNING LAW AND JURISDICTION

15.1	This Agreement shall be governed by, and shall be construed in accordance with the laws of England and Wales.

15.2	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance or breach thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the SIAC Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be the law of England and Wales. The seat of arbitration shall be Singapore. A sole arbitrator shall be appointed under the SIAC Rules and the Parties agree that the proceedings shall be conducted under the Expedited Procedure (as defined therein). The arbitration proceedings shall be conducted in English. Nothing in this clause shall prevent any Party from seeking any interim or interlocutory relief in aid of arbitration, or in connection with enforcement proceedings, from any court of competent jurisdiction. The prevailing Party shall be entitled to its costs on an indemnity basis.

15.3	For the avoidance of doubt, and bearing in mind the time and costs incurred by OCI dealing with such issues in the Arbitration, in the event of a Payment Default, Renesola BVI acknowledges and agrees that it will not resist enforcement of the terms of this Agreement on any grounds in any future proceedings, including in relation to the jurisdiction of a SIAC Tribunal to enforce the terms of this Agreement.

15.4	Furthermore, in the event of a Payment Default, and should proceedings be necessary to enforce the terms of this Agreement, Renesola BVI agrees that it will not object to any application made by OCI for security for costs or security for the amount in dispute.

[EXECUTION PAGE FOLLOWS]

EXECUTION VERSION

IN WITNESS WHEREOF the Parties have hereto set their hands the day and year first above written.

SIGNED by /s/ J R Joo / SVP	)

for and on behalf of	)

OCI COMPANY LTD	)

)

SIGNED by /s/ Ke Chen, CFO	)

for and on behalf of	)

RENESOLA LTD	)